Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Statements

Certain statements made below are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and included this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words ‘believe’, ‘expect’, ‘intend’, ‘anticipate’, ‘estimate’, ‘project’, or similar expressions.  You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements.  Factors which may cause actual results to differ materially from current expectations include, but are not limited to, those set forth under Item 1A – Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 27, 2009.

The following discussion should be read in conjunction with the consolidated financial statements appearing elsewhere in this report.  Historical results and percentage relationships set forth in the consolidated statements of operations, including trends which might appear, are not necessarily indicative of future operations.

General Overview

At December 31, 2008, we had 30 wholly-owned centers in 21 states totaling 8.8 million square feet compared to 29 centers in 21 states totaling 8.4 million square feet as of December 31, 2007.  The changes in the number of centers, square feet and states are due to the following events:

	No. of Centers	Square feet (000’s)	States
As of December 31, 2007	29	8,398	21
Center expansion:
Barstow, California	---	55	---
New development:
Washington, Pennsylvania	1	371	---
Other	---	(4)	---
As of December 31, 2008	30	8,820	21

Results of Operations

2008 Compared to 2007

Base rentals increased $12.2 million, or 8%, in the 2008 period compared to the 2007 period.  Our base rental income increase was due mainly to increases in rental rates on lease renewals and incremental rents from re-tenanting vacant space.  During the 2008 period, we executed 377 leases totaling approximately 1.6 million square feet at an average increase of 26% in base rental rates.  This compares to our execution of 460 leases totaling approximately 1.9 million square feet at an average increase of 23% in base rental rates during the 2007 period. Base rentals also increased approximately $2.1 million due to the August 2008 opening of our new outlet center in Washington, Pennsylvania located south of Pittsburgh, Pennsylvania.  In addition, during the fourth quarter of 2007 and first quarter of 2008, we added approximately 144,000 square feet of expansion space at existing outlet centers.  The 2008 period includes a full year effect of additional base rent from these expansions.

In addition, the amount of termination fees recognized in the 2008 period was approximately $1.5 million higher when compared to the 2007 period due to several tenants terminating leases early.  Payments received from the early termination of leases are recognized as revenue from the time the payment is receivable until the tenant vacates the space.

The values of the above and below market leases recorded as a result of our property acquisitions are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease.  For the 2008 period, we recorded $356,000 to rental income for the net amortization of market lease values compared with $1.1 million for the 2007 period.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related above or below market lease value will be written off and could materially impact our net income positively or negatively.  At December 31, 2008, the net liability representing the amount of unrecognized below market lease values totaled approximately $560,000.

Percentage rentals, which represent revenues based on a percentage of tenants' sales volume above predetermined levels (the "breakpoint"), decreased $1.7 million or 19%.  Sales were negatively impacted by the general weakness in the U.S. economy during the 2008 period.  Reported same-space sales per square foot for the twelve months ended December 31, 2008, excluding our center in Foley, Alabama and on Highway 501 in Myrtle Beach, South Carolina, both of which have been going through major renovations, were $336 per square foot, a 1.6% decrease over the prior year.  Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of each comparison period.  In addition, percentage rentals were negatively impacted by a significant number of tenants that renewed their leases at much higher base rental rates and, accordingly, had increases to their contractual breakpoint levels used in determining their percentage rentals.  This essentially transformed a variable rent component into a fixed rent component.

Expense reimbursements represent the contractual recovery from tenants of certain common area maintenance, insurance, property tax, promotional, advertising and management expenses.  Accordingly, these reimbursements generally fluctuate consistently with the related reimbursable property operating expenses to which they relate.  Expense reimbursements increased $6.0 million, or 9%, in the 2008 period compared to the 2007 period.  The 2008 period includes an increase in termination fees related to recoverable expenses of $738,000 compared to 2007.  Excluding termination fees related to recoverable expenses and abandoned due diligence costs included in property operating expenses, expense reimbursements, expressed as a percentage of property operating expenses were 91% and 89% in the 2008 and 2007 periods, respectively.  This increase is due to higher caps on recoveries of reimbursable expenses negotiated upon the renewal of leases by tenants.

Property operating expenses increased by $7.5 million, or 10%, in the 2008 period as compared to the 2007 period.  Of this increase, $2.2 million relates incrementally to our Washington, PA outlet center which opened in August 2008.  We also incurred a $3.9 million charge relating to due diligence costs associated with potential development and acquisition opportunities that we no longer deemed probable as compared to $646,000 in the 2007 period.  Our common area maintenance costs increased as a result of higher snow removal costs and higher costs related to operating our mall offices at our outlet centers.  Also, property taxes were higher at several centers where expansions completed during the fourth quarter of 2007 were included in the 2008 period valuation.  Finally, our Charleston, SC outlet center, which opened in August 2006, was reassessed during 2008 for the first time at its completed value.

General and administrative expenses increased $3.3 million, or 17%, in the 2008 period as compared to the 2007 period.  As a percentage of total revenues, general and administrative expenses were 9% and 8% in the 2008 and 2007 periods, respectively.  The increase is primarily due to the amortization of share based compensation from restricted shares issued in late February 2008. In addition, the bonus compensation for the 2008 period was higher compared to the 2007 period based on an increase in the eligible bonus percentage for executives.

Depreciation and amortization decreased $1.5 million in the 2008 period compared to the 2007 period.  Depreciation expense was unusually high during 2007, due to the reconfiguration of our center in Foley, Alabama.  As a part of this plan, approximately 42,000 square feet of gross leasable area was relocated within the property.  The depreciable useful lives of the buildings demolished were shortened to coincide with their demolition dates throughout the first three quarters of 2007 and this was accounted for as a change in accounting estimate.  Accelerated depreciation recognized related to the reconfiguration was $6.0 million for the year ended December 31, 2007.  The expected decrease in expense from the 2007 period from the acceleration was partially offset by additional depreciation from expansion assets placed in service during the fourth quarter of 2007 at several existing outlet centers and from the Washington, PA outlet center, which opened during August 2008.

Interest expense decreased $1.5 million, or 3%, in the 2008 period compared to the 2007 period.  During June of 2008, we entered into a $235.0 million unsecured three year term loan facility.  After entering into interest rate swap protection agreements, the facility bears a weighted average interest rate of 5.25%.  The proceeds from this transaction were used to repay a $170.7 million secured mortgage bearing an effective interest rate of 5.18% and amounts outstanding under our unsecured lines of credit.  We utilized unsecured lines of credit in February 2008 to repay our $100.0 million, 9.125% unsecured senior notes.  Due to the above transactions and the decline in LIBOR rates during the year, we incurred a lower weighted average borrowing rate on a comparable basis between the 2008 and 2007 periods, which more than offset the increase in average debt outstanding from our expansion and development activities.

During the second quarter of 2008, we settled two interest rate lock protection agreements which were intended to fix the U.S. Treasury index at an average rate of 4.62% for 10 years for an aggregate $200 million of new public debt which was expected to be issued in July 2008.  We originally entered into these agreements in 2005.  Upon the closing of the LIBOR based unsecured term loan facility, we determined that we were unlikely to execute such a U.S. Treasury based debt offering.  The settlement of the interest rate lock protection agreements, at a total cost of $8.9 million, was reflected as a loss on settlement of U.S. treasury rate locks in our consolidated statements of operations.

Equity in earnings of unconsolidated joint ventures decreased $621,000, or 42%, in the 2008 period as compared to the 2007 period.  During the fourth quarter of 2008, the Tanger outlet center developed and operated by the joint venture, Deer Park, in which we have a 33.3% ownership interest, opened.  The outlet center was approximately 78% occupied as of December 31, 2008.  We recorded an equity loss of approximately $1.6 million related to Deer Park due to start up costs of operations and grand opening expenses.  This loss was offset by increases in equity in earnings over the 2007 period from Myrtle Beach Hwy 17 and Wisconsin Dells.  These increases were due to higher rental rates on lease renewals at Myrtle Beach Hwy 17 as well as lower interest rates and higher termination fees at Wisconsin Dells.  The Myrtle Beach Hwy 17 and Wisconsin Dells outlet centers were both 100% occupied at December 31, 2008.

Discontinued operations includes the results of operations and gains on sale of real estate of our Boaz, Alabama outlet center which was sold in 2007.

2007 Compared to 2006

Base rentals increased $8.7 million, or 6%, in the 2007 period compared to the 2006 period.  Our base rental income increased $5.5 million due to increases in rental rates on lease renewals and incremental rents from re-tenanting vacant space.  During 2007, we executed 460 leases totaling 1.9 million square feet at an average increase of 23%.  This compares to our execution of 479 leases totaling 1.9 million square feet at an average increase of 14% during 2006.  Base rentals also increased approximately $3.7 million related to a full year of operations for our outlet center in Charleston, South Carolina, which opened in August 2006.  However, decreases were recognized in the net amortization of above or below market leases totaling $317,000.

The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease.  For the 2007 period, we recorded $1.1 million to rental income for the net amortization of market lease values compared with $1.5 million for the 2006 period.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related above or below market lease value will be written off and could materially impact our net income positively or negatively.  At December 31, 2007, the net liability representing the amount of unrecognized below market lease values totaled $916,000.

Percentage rentals, which represent revenues based on a percentage of tenants' sales volume above predetermined levels (the "breakpoint"), increased $1.6 million or 22%.  The increase is due partially to the addition of high volume tenants during the last twelve months that have exceeded their breakpoints.  Reported same-space sales per square foot for the twelve months ended December 31, 2007 were $342 per square foot, a 1.2% increase over the prior year ended December 31, 2006.  Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of each comparison period.  Our ability to attract high volume tenants to many of our outlet centers continues to improve the average sales per square foot throughout our portfolio.

Expense reimbursements, which represent the contractual recovery from tenants of certain common area maintenance, insurance, property tax, promotional, advertising and management expenses generally fluctuate consistently with the related reimbursable property operating expenses to which they relate.  Expense reimbursements increased $7.6 million, or 13%, in the 2007 period versus the 2006 period.  During 2006, we incurred a $1.5 million charge when we wrote off due diligence costs related to an abandoned potential acquisition.  These costs were included in other property operating expenses.  The acquisition due diligence costs were incurred in connection with structuring, performing due diligence and submitting a proposal to acquire a significant portfolio from a public REIT that was exploring its strategic alternatives.  The bid was requested, but ultimately not accepted, by the public REIT.  Excluding these abandoned acquisition costs, expense reimbursements, expressed as a percentage of property operating expenses, were 88% and 87% respectively, in the 2007 and 2006 periods.  The reimbursement percentage increase is due to decreases during 2007 in miscellaneous non-reimbursable expenses such as state franchise and excise taxes.

Property operating expenses increased by $7.6 million, or 11%, in the 2007 period as compared to the 2006 period, excluding the $1.5 million charge mentioned in the previous paragraph.  Of this increase, $2.2 million relates incrementally to our Charleston, South Carolina outlet center which opened in August 2006.  In addition, our common area maintenance costs increased as a result of higher snow removal costs and higher costs related to operating our mall offices at the outlet centers in our portfolio.  Further, our fiscal 2007 property insurance premiums increased significantly upon renewal and remained at that level for the fiscal 2008 renewal.  Also, several high performing centers experienced significant property tax increases upon revaluation.

General and administrative expenses increased $2.3 million, or 14%, in the 2007 period as compared to the 2006 period.  The increase is primarily due to compensation expense related to restricted shares issued during the 2007 period as well as an increase in bonus compensation for senior executives in the 2007 period. As a percentage of total revenues, general and administrative expenses were 8% in both the 2007 and 2006 periods.

Depreciation and amortization increased from $57.0 million in the 2006 period to $63.8 million in the 2007 period.  A full year of depreciation and amortization related to the assets at our outlet center in Charleston, South Carolina which opened in August 2006 accounted for $2.0 million of the increase.  Also, during the first quarter of 2007, our Board of Directors formally approved a plan to reconfigure our center in Foley, Alabama.  As a part of this plan, approximately 42,000 square feet was relocated within the property by September 2007.  The depreciable useful lives of the buildings demolished were shortened to coincide with their demolition dates throughout the first three quarters of 2007 and the change in estimated useful life was accounted for as a change in accounting estimate.  Accelerated depreciation recognized related to the reconfiguration was $6.0 million for the year ended December 31, 2007. These increases were offset by a decrease in lease cost amortization of approximately $2.0 million, primarily related to the amortization of the intangibles from the COROC acquisitions in 2003 and 2005.

Equity in earnings of unconsolidated joint ventures increased $205,000, or 16%, in the 2007 period as compared to the 2006 period.  During August 2006, we opened a 264,900 square foot center in Wisconsin Dells, Wisconsin, which is owned by Tanger Wisconsin Dells, in which we have a 50% ownership interest and account for as an unconsolidated joint venture under the equity method.  This center was open for all of 2007 which resulted in the increase in our equity in earnings of unconsolidated joint ventures.

Discontinued operations includes the results of operations and gains on sale of real estate of our Boaz, Alabama;  Pigeon Forge, Tennessee and North Branch, Minnesota centers, which were sold in 2007 and 2006, respectively.  The following table summarizes the results of operations and gains on sale of real estate for the 2007 and 2006 periods:

Summary of discontinued operations	2007	2006
Operating income from discontinued operations	$ 112	$ 365
Gain on sale of real estate	6	13,833
Discontinued operations	$ 118	$ 14,198

Liquidity and Capital Resources

Operating Activities

Net cash provided by operating activities was $97.0 million, $98.6 million and $88.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.  Property rental income represents our primary source of net cash provided by operating activities.  Rental and occupancy rates are the primary factors that influence property rental income levels.  During the past years we have experienced a consistent overall portfolio occupancy level between 95% and 98% with strong base rental rate growth.  Cash from operations in 2008 decreased due to the cash settlement of the interest rate lock protection agreements, at a total cost of $8.9 million.  Excluding this cash settlement, net cash provided by operating activities would have increased $7.3 million in the 2008 period compared to the 2007 period.

Investing Activities

During the 2008 period, we completed construction of our outlet center in Washington, PA near Pittsburgh and had several existing center reconfigurations and renovations underway.  During the 2007 period, we completed approximately 89,000 square feet of expansion space at existing centers and incurred significant initial construction costs at the Washington, PA site.  During the 2006 period, we completed our outlet center in Charleston, SC and sold of our centers in Pigeon Forge, TN and North Branch, MN.  These development activities have caused net cash used in investing activities to increase from $63.3 million in 2006, to $84.8 million in 2007 and $133.5 million in 2008.  In addition in 2008, we made capital contributions of $1.6 million to the Deer Park joint venture to complete the development of the project which opened in October 2008.  Each of the ventures partners made equal contributions.

Financing Activities

Long-term debt is our primary method of financing the projects mentioned in the investing activities section as we derive the majority of our operating cash flows from our operating leases over an average of five years.  During 2008, we were successful in closing a $235.0 million, three year unsecured term loan facility.  We also extended and increased our unsecured lines of credit with several major financial institutions. We now have a borrowing capacity under our unsecured lines of credit of $325.0 million.  We repaid $100.0 million of 9.125% senior unsecured bonds and a $170.7 million mortgage loan during 2008.  The combination of these transactions enabled us to provide $39.1 million of net cash from financing activities in the 2008 period for funding of the aforementioned development compared to using $19.8 million in the 2007 period and $19.5 million in the 2006 period.  See “Financing Arrangements” for further discussion of the above transactions.

Current Developments and Dispositions

We intend to continue to grow our portfolio by developing, expanding or acquiring additional outlet centers.  In the section below, we describe the new developments that are either currently planned, underway or recently completed.  However, you should note that any developments or expansions that we, or a joint venture that we are involved in, have planned or anticipated may not be started or completed as scheduled, or may not result in accretive net income or funds from operations.  In addition, we regularly evaluate acquisition or disposition proposals and engage from time to time in negotiations for acquisitions or dispositions of properties.  We may also enter into letters of intent for the purchase or sale of properties.  Any prospective acquisition or disposition that is being evaluated or which is subject to a letter of intent may not be consummated, or if consummated, may not result in an increase in net income or funds from operations.

WHOLLY-OWNED CURRENT DEVELOPMENTS

Washington, Pennsylvania

On August 29, 2008, we held the grand opening of our 371,000 square foot outlet center located south of Pittsburgh in Washington, Pennsylvania.  Tenants include Nike, Gap, Old Navy, Banana Republic, Coach and others. At December 31, 2008 the outlet center was 85% leased.  Based upon the response by customers at this center’s grand opening events, we believe there is tenant interest in the remaining available space and additional signed leases will be completed over time.  Tax incremental financing bonds have been issued related to the Washington project of which we have received approximately $16.4 million.  We receive proceeds from the tax increment financing bonds as we incur qualifying expenditures during construction of the center.

Expansions at Existing Centers

During the second quarter of 2008, we completed a 62,000 square foot expansion at our center located in Barstow, California.  As of December 31, 2008, the center contained a total of approximately 171,000 square feet, including the newly opened expansion space.  The outlet center is 100% occupied.

During the fourth quarter of 2008, we began an expansion of approximately 23,000 square feet at our Commerce II, Georgia center.  This expansion is projected to be open during the second quarter of 2009.

Commitments to complete construction of the Washington, PA development, the expansion in Commerce II, GA, along with renovations at centers in Myrtle Beach Hwy 501, South Carolina; Lincoln City, Oregon; Park City, Utah and Foley, Alabama and other capital expenditure requirements amounted to approximately $11.3 million at December 31, 2008.  Commitments for construction represent only those costs contractually required to be paid by us.  These projects will be primarily funded by amounts available under our unsecured lines of credit but could also be funded by other sources of capital such as collateralized construction loans, public debt or equity offerings as necessary or available.

Potential Future Developments

We currently have an option for a new development site located in Mebane, North Carolina on the highly traveled Interstate 40/85 corridor, which sees over 83,000 cars daily.  The site is located halfway between the Research Triangle Park area of Raleigh, Durham, and Chapel Hill, and the Triad area of Greensboro, High Point and Winston-Salem.  During the option period we will be analyzing the viability of the site and determining whether to proceed with the development of a center at this location.

We currently have an option for a new development site located in Irving, Texas, which would be our third in the state. The site is strategically located west of Dallas at the North West quadrant of busy State Highway 114 and Loop 12 and will be the first major project planned for the Texas Stadium Redevelopment Area.  It is also adjacent to the upcoming DART light rail line (and station stop) connecting downtown Dallas to the Las Colinas Urban Center, the Irving Convention Center and the Dallas/Fort Worth Airport.

At this time, we are in the initial study period on these potential new locations.  As such, there can be no assurance that either of these sites will ultimately be developed.  These projects, if realized, would be primarily funded by amounts available under our unsecured lines of credit but could also be funded by other sources of capital such as collateralized construction loans, public debt or equity offerings as necessary or available.  In the fourth quarter of 2008, we made the decision to terminate our purchase options in Port St. Lucie, Florida and Phoenix, Arizona.  As a result, we recorded a $3.9 million charge relating to our predevelopment costs on these and other projects deemed no longer probable.

WHOLLY-OWNED DISPOSITIONS

In October 2007, we completed the sale of our property in Boaz, AL.  Net proceeds received from the sale of the property were approximately $2.0 million.  We recorded a gain on sale of real estate of approximately $6,000.

During the first quarter of 2006, we completed the sale of two outlet centers located in Pigeon Forge, TN and North Branch, MN. Net proceeds received from the sales of the centers were approximately $20.2 million.  We recorded gains on sales of real estate of $13.8 million associated with these sales during the first quarter of 2006.

Financing Arrangements

On February 15, 2008, our $100.0 million, 9.125% unsecured senior notes matured.  We repaid these notes with amounts available under our unsecured lines of credit.

During the first quarter of 2008, we increased the maximum availability under our existing unsecured lines of credit by $125.0 million, bringing our total availability to $325.0 million.  The terms of the increases were identical to those included within the existing unsecured lines of credit. Five of our six lines of credit, representing $300.0 million, have maturity dates of June 2011 or later.  One line of credit, representing $25.0 million and for which no amounts were outstanding on December 31, 2008, expires in June 2009.

During the second quarter of 2008, we closed on a $235.0 million unsecured three year syndicated term loan facility.  Based on our current debt ratings, the facility bears interest of LIBOR plus 160 basis points.  Depending on our investment grade debt ratings, the interest rate can vary from LIBOR plus 125 basis points to LIBOR plus 195 basis points.

In June 2008, proceeds from the term loan were used to pay off our mortgage loan with a principal balance of approximately $170.7 million.  A prepayment premium, representing interest through the July payment date, of approximately $406,000 was paid at closing.  The remaining proceeds of approximately $62.8 million, net of closing costs, were applied against amounts outstanding on our unsecured lines of credit and to settle two interest rate lock protection agreements.

In July 2008 and September 2008, we entered into interest rate swap agreements with Wells Fargo Bank, N.A. and Branch Banking and Trust Company, or BB&T, for notional amounts of $118.0 million and $117.0 million, respectively.  The purpose of these swaps was to fix the interest rate on the $235.0 million outstanding under the term loan facility completed in June 2008.  The swaps fixed the one month LIBOR rate at 3.605% and 3.70%, respectively.  When combined with the current spread of 160 basis points which can vary based on changes in our debt ratings, these swap agreements fix our interest rate on the $235.0 million of variable rate debt at 5.25% until April 1, 2011.

In October 2008, we were upgraded by the Standard and Poor’s Ratings Services from BBB- to BBB, making us one of only two REITs to receive a ratings upgrade in 2008.  We currently have an investment grade rating with Moody’s Investors Service of Baa3.  Because of this upgrade, one of our line of credit borrowing rates decreased to LIBOR plus 60 basis points.  Of the $161.5 million outstanding on our unsecured lines of credit as of December 31, 2008, the borrowing rates range from LIBOR plus 60 basis points to LIBOR plus 75 basis points.

In February 2006, the Company completed the sale of an additional 800,000 Class C Preferred Shares with net proceeds of approximately $19.4 million.  The proceeds, which were contributed to us in exchange for 800,000 preferred units, were used to repay amounts outstanding on our unsecured lines of credit.  After the offering, there were 3,000,000 Company Class C Preferred Shares (and Operating Partnership preferred units) outstanding.

In August 2006, the Operating Partnership issued $149.5 million of exchangeable senior unsecured notes that mature on August 15, 2026.  The notes bear interest at a fixed coupon rate of 3.75%.  The notes are exchangeable into the Company’s common shares, at the option of the holder, at a current exchange ratio, subject to adjustment if the Company changes its dividend rate in the future, of 27.6856 shares per $1,000 principal amount of notes (or a current exchange price of $36.1198 per common share).  The notes are senior unsecured obligations of the Operating Partnership and are guaranteed by the Company on a senior unsecured basis.  On and after August 18, 2011, holders may exchange their notes for cash in an amount equal to the lesser of the exchange value and the aggregate principal amount of the notes to be exchanged, and, at our option, Company common shares, cash or a combination thereof for any excess.  Note holders may exchange their notes prior to August 18, 2011 only upon the occurrence of specified events.  In addition, on August 18, 2011, August 15, 2016 or August 15, 2021, note holders may require us to repurchase the notes for an amount equal to the principal amount of the notes plus any accrued and unpaid interest up to, but excluding, the repurchase date.  In no event will the total number of Company common shares issuable upon exchange exceed 4.9 million, subject to adjustments for dividend rate changes.  Accordingly, the Company has reserved those shares. These exchangeable notes are within the scope of FSP 14-1 which was adopted as of January 1, 2009 with retrospective application.  See Note 2 for further discussion of the effects of the adoption.

We intend to retain the ability to raise additional capital, including public debt or equity, to pursue attractive investment opportunities that may arise and to otherwise act in a manner that we believe to be in our shareholders’ best interests.  We have no significant maturities of debt until 2011.  During the third quarter of 2006, we, together with the Company, updated our joint shelf registration where we will be able to register unspecified amounts of different classes of securities on Form S-3.  We intend to update our shelf registration during the second quarter of 2009.  To generate capital to reinvest into other attractive investment opportunities, we may also consider the use of additional operational and developmental joint ventures, the sale or lease of outparcels on our existing properties and the sale of certain properties that do not meet our long-term investment criteria.  Based on cash provided by operations, existing credit facilities, ongoing negotiations with certain financial institutions and our ability to sell debt or equity subject to market conditions, we believe that we have access to the necessary financing to fund the planned capital expenditures during 2009.

We anticipate that adequate cash will be available to fund our operating and administrative expenses, regular debt service obligations, and the payment of distributions in order for the Company to maintain its status as a REIT for both the short and long-term.  Although we receive most of our rental payments on a monthly basis, distributions to unitholders are made quarterly and interest payments on the senior, unsecured notes are made semi-annually.  Amounts accumulated for such payments will be used in the interim to reduce any outstanding borrowings under the existing lines of credit or invested in short-term money market or other suitable instruments.

We believe our current balance sheet position is financially sound; however, due to the current weakness in and unpredictability of the capital and credit markets, we can give no assurance that affordable access to capital will exist between now and 2011 when our next debt maturities occur.  As a result, our current primary focus is to strengthen our capital and liquidity position by controlling and reducing construction and overhead costs, generating positive cash flows from operations to cover our dividend and reducing outstanding debt.

Contractual Obligations and Commercial Commitments

The following table details our contractual obligations over the next five years and thereafter as of December 31, 2008 (in thousands):

Contractual
Obligations	2009	2010	2011	2012	2013	Thereafter	Total
Debt (1)	$ ---	$ ---	$ 396,500	$ ---	$ ---	$ 399,500	$ 796,000
Operating leases	4,372	4,206	3,703	3,044	2,760	76,312	94,397
Preferred unit
distributions (2)	5,625	80,625	---	---	---	---	86,250
Interest payments (3)	35,205	35,205	25,939	20,981	20,981	103,631	241,942
	$ 45,202	$ 120,036	$ 426,142	$ 24,025	$ 23,741	$ 579,443	$ 1,218,589
(1)	These amounts represent total future cash payments related to debt obligations outstanding as of December 31, 2008.
(2)
Preferred unit distributions reflect distributions on our preferred units on which we pay an annual distribution of $1,875 per unit on 3,000,000 outstanding preferred units as of December 31, 2008.  The preferred units will be redeemed from the Company to the extent that the Company redeems its Class C Preferred Shares for $25.00 per share after the respective optional redemption date.  The future obligations include future dividends on preferred shares/units through the optional redemption date and the redemption amount is included on the optional redemption date.

(3)
These amounts represent future interest payments related to our debt obligations based on the fixed and variable interest rates specified in the associated debt agreements.  All of our variable rate debt agreements are based on the one month LIBOR rate.  For purposes of calculating future interest amounts on variable interest rate debt, the one month LIBOR rate as of December 31, 2008 was used.

In addition to the contractual payment obligations shown in the table above, should we decide to exercise our purchase option in 2009 related to the Mebane, NC property, described previously in the “Potential Future Developments” section, we expect to spend approximately $62.9 million in 2009 and beyond on the project.  We also expect to spend approximately $3.2 million in 2009 to complete an expansion of 23,000 square feet at our Commerce II, GA center and an additional $10.2 million to complete various renovation projects throughout our portfolio.  The timing of these expenditures may vary due to delays in construction or acceleration of the opening date of a particular project.  These amounts would be primarily funded by amounts available under our unsecured lines of credit but could also be funded by other sources of capital such as collateralized construction loans, public debt or equity offerings as necessary or available.

Our debt agreements require the maintenance of certain ratios, including debt service coverage and leverage, and limit the payment of dividends such that dividends and distributions will not exceed funds from operations, as defined in the agreements, for the prior fiscal year on an annual basis or 95% on a cumulative basis.  We have historically been and currently are in compliance with all of our debt covenants.  We expect to remain in compliance with all our existing debt covenants; however, should circumstances arise that would cause us to be in default, the various lenders would have the ability to accelerate the maturity on our outstanding debt.

Off-Balance Sheet Arrangements

The following table details certain information as of December 31, 2008 about various unconsolidated real estate joint ventures in which we have an ownership interest:

Joint Venture	Center Location	Opening Date	Ownership %	Square Feet	Carrying Value of Investment (in millions) (1)	Total Joint Venture Debt (in millions)
Myrtle Beach Hwy 17	Myrtle Beach, South Carolina	2002	50%	402,442	$(0.4)	$35.8

Wisconsin Dells	Wisconsin Dells, Wisconsin	2006	50%	264,929	$5.6	$25.3

Deer Park	Deer Park, Long Island NY	2008	33.3%	684,952	$4.3	$242.4

(1) The carrying value of our investment in Myrtle Beach Hwy 17 as of December 31, 2008 was reduced by approximately $823,000 which represented our portion of the fair value of the interest rate swap derivative held by this joint venture.

We may issue guarantees for the debt of a joint venture in order for the joint venture to obtain funding or to obtain funding at a lower cost than could be obtained otherwise.  We are party to a joint and several guarantee with respect to the construction loan obtained by the Wisconsin Dells joint venture during the first quarter of 2006, which currently has a balance of $25.3 million.  We are also party to a joint and several guarantee with respect to the loans obtained by the Deer Park joint venture which currently have a balance of $242.4 million.  As of December 31, 2008, our pro-rata portion of the Myrtle Beach Hwy 17 mortgage secured by the center is $17.9 million.  There is no guarantee provided for the Myrtle Beach Hwy 17 mortgage by us.

Each of the above ventures contains provisions where a venture partner can trigger certain provisions and force the other partners to either buy or sell their investment in the joint venture.  Should this occur, we may be required to sell the property to the venture partner or incur a significant cash outflow in order to maintain ownership of these outlet centers.

Myrtle Beach Hwy 17

The Myrtle Beach Hwy 17 joint venture, in which we had a 50% ownership interest, has owned a Tanger Outlet Center located on Highway 17 in Myrtle Beach, South Carolina since June 2002.  The Myrtle Beach center now consists of approximately 402,000 square feet and has over 90 name brand tenants.

During March 2005, Myrtle Beach Hwy 17 entered into an interest rate swap agreement with Bank of America with a notional amount of $35 million for five years.  Under this agreement, the joint venture receives a floating interest rate based on the 30 day LIBOR index and pays a fixed interest rate of 4.59%.  This swap effectively changes the rate of interest on $35 million of variable rate mortgage debt to a fixed rate of 5.99% for the contract period.

In April 2005, the joint venture obtained non-recourse, permanent financing to replace the construction loan debt that was utilized to build the outlet center.  The new mortgage amount is $35.8 million with a rate of LIBOR + 1.40%.  The note is for a term of five years with payments of interest only. In April 2010, the joint venture has the option to extend the maturity date of the loan two more years until 2012. All debt incurred by this unconsolidated joint venture is collateralized by its property.

On January 5, 2009, we purchased the remaining 50% interest in the Myrtle Beach Hwy 17 joint venture for a cash price of $32.0 million which was net of the assumption of the existing mortgage loan of $35.8 million.  The acquisition was funded by amounts available under our unsecured lines of credit.  See Note 18, Subsequent Events, for more information regarding the acquisition.

Wisconsin Dells

In March 2005, we established the Wisconsin Dells joint venture to construct and operate a Tanger Outlet center in Wisconsin Dells, Wisconsin. The 264,900 square foot center opened in August 2006.  In February 2006, in conjunction with the construction of the center, Wisconsin Dells entered into a three-year, interest-only mortgage agreement with a one-year maturity extension option.  In November 2008, the joint venture exercised its option to extend the maturity of the mortgage to February 24, 2010.  The option to extend became effective February 24, 2009. As of December 31, 2008 the loan had a balance of $25.3 million with a floating interest rate based on the one month LIBOR index plus 1.30%.  The construction loan incurred by this unconsolidated joint venture is collateralized by its property as well as joint and several guarantees by us and designated guarantors of our venture partner.

Deer Park

In October 2003, we, and two other members each having a 33.3% ownership interest, established a joint venture to develop and own a shopping center in Deer Park, New York.  On October 23, 2008, we held the grand opening of the initial phase of the project.  The shopping center contains approximately 656,000 square feet including a 32,000 square foot Neiman Marcus Last Call store, which is the first and only one on Long Island. Other tenants include Anne Klein, Banana Republic, BCBG, Christmas Tree Shops, Eddie Bauer, Reebok, New York Sports Club and others.  Regal Cinemas has also leased 67,000 square feet for a 16-screen Cineplex, one of the few state of the art cineplexes on Long Island.

In May 2007, the joint venture closed on the project financing which is structured in two parts.  The first is a $269.0 million loan collateralized by the property as well as limited joint and several guarantees by all three venture partners.  The second is a $15.0 million mezzanine loan secured by the pledge of the partners’ equity interests. The weighted average interest rate on the financing is one month LIBOR plus 1.49%.  Over the life of the loans, if certain criteria are met, the weighted average interest rate can decrease to one month LIBOR plus 1.23%.  The loans had a combined balance of $240.0 million as of December 31, 2008 and are scheduled to mature in May 2011 with a one year extension option at that date. The joint venture entered into two interest rate swap agreements during June 2007.  The first swap is for a notional amount of $49.0 million and the second was a forward starting interest rate swap agreement with escalating notional amounts that totaled $121.0 million as of December 31, 2008.  The agreements expire on June 1, 2009.  These swaps effectively change the rate of interest on up to $170.0 million of variable rate construction debt to a fixed rate of 6.75%.

In June 2008, we, and our two other partners in the Deer Park joint venture, each having a 33.3% ownership interest, formed a separate joint venture to acquire a 29,000 square foot warehouse adjacent to the shopping center to support the operations of the shopping center’s tenants. This joint venture acquired the warehouse for a purchase price of $3.3 million.  The venture also closed on a construction loan of for $2.3 million with a variable interest rate of LIBOR plus 1.85% and a maturity of May 2011.

The table above combines the operational and financial information of both ventures. During 2008, we made additional capital contributions of $1.6 million to the Deer Park joint ventures. Both of the other venture partners made equity contributions equal to ours.  After making the above contribution, the total amount of equity contributed by each venture partner to the projects was approximately $4.8 million.

The original purchase of the property in 2003 was in the form of a sale-leaseback transaction, which consisted of the sale of the property to Deer Park for $29 million, including a 900,000 square foot industrial building, which was then leased back to the seller under an operating lease agreement.  At the end of the lease in May 2005, the tenant vacated the building. However, the tenant had not satisfied all of the conditions necessary to terminate the lease.  Deer Park is currently in litigation to recover from the tenant approximately $5.9 million for fourteen months of lease payments and additional rent reimbursements related to property taxes.  In addition, Deer Park is seeking other damages and will continue to do so until recovered.

The following table details our share of the debt maturities of the unconsolidated joint ventures as of December 31, 2008 (in thousands):

Joint Venture	Our Portion of Joint Venture Debt	Maturity Date	Interest Rate
Myrtle Beach Hwy 17	$17,900	4/7/2010	Libor + 1.40%
Wisconsin Dells	$12,625	2/24/2010	Libor + 1.30%
Deer Park	$80,790	5/17/2011	Libor + 1.375-3.50%

Related Party Transactions

As noted above in “Off-Balance Sheet Arrangements”, we are 50% owners of the Myrtle Beach Hwy 17 and Wisconsin Dells joint ventures and a 33.3% owner in the Deer Park joint venture.  These joint ventures pay us management, leasing, marketing and development fees, which we believe approximate current market rates, for services provided to the joint ventures.  During 2008, 2007 and 2006, we recognized the following fees (in thousands):

	Year Ended December 31,

	2008	2007	2006
Fee:
Management	$ 1,516	$ 534	$ 410
Leasing	60	26	188
Marketing	185	108	86
Development	---	---	304
Total Fees	$ 1,761	$ 668	$ 988

Tanger Family Limited Partnership is a related party which holds a limited partnership interest in and is the minority owner of the Operating Partnership.  Stanley K. Tanger, the Company’s Chairman of the Board, is the sole general partner of the Tanger Family Limited Partnership.  The only material related party transaction with the Tanger Family Limited Partnership is the payment of quarterly distributions of earnings which aggregated $9.1 million, $8.6 million and $8.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Critical Accounting Policies

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include our accounts, our wholly-owned subsidiaries, as well as the Operating Partnership and its subsidiaries.  Intercompany balances and transactions have been eliminated in consolidation.  Investments in real estate joint ventures that represent noncontrolling ownership interests are accounted for using the equity method of accounting.

In 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation 46R, “Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51”, or FIN 46R, which clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46R were effective for all variable interests in variable interest entities in 2004 and thereafter.

Acquisition of Real Estate

In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”, or FAS 141, we allocate the purchase price of acquisitions based on the fair value of land, building, tenant improvements, debt and deferred lease costs and other intangibles, such as the value of leases with above or below market rents, origination costs associated with the in-place leases, and the value of in-place leases and tenant relationships, if any.  We depreciate the amount allocated to building, deferred lease costs and other intangible assets over their estimated useful lives, which generally range from three to 33 years.  The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease.  The values of below market leases that are considered to have renewal periods with below market rents are amortized over the remaining term of the associated lease plus the renewal periods.  The value associated with in-place leases is amortized over the remaining lease term and tenant relationships is amortized over the expected term, which includes an estimated probability of the lease renewal.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related deferred lease costs is written off.  The tenant improvements and origination costs are amortized as an expense over the remaining life of the lease (or charged against earnings if the lease is terminated prior to its contractual expiration date).  We assess fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.

If we do not allocate appropriately to the separate components of rental property, deferred lease costs and other intangibles or if we do not estimate correctly the total value of the property or the useful lives of the assets, our computation of depreciation and amortization expense may be significantly understated or overstated.

Cost Capitalization

In accordance with SFAS No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases—an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17”, we capitalize all incremental, direct fees and costs incurred to originate operating leases, including certain general and overhead costs, as deferred charges.  The amount of general and overhead costs we capitalize is based on our estimate of the amount of costs directly related to executing these leases.  We amortize these costs to expense over the estimated average minimum lease term of five years.

We capitalize all costs incurred for the construction and development of properties, including certain general and overhead costs and interest costs.  The amount of general and overhead costs we capitalize is based on our estimate of the amount of costs directly related to the construction or development of these assets.  Direct costs to acquire assets are capitalized once the acquisition becomes probable.

If we incorrectly estimate the amount of costs to capitalize, we could significantly overstate or understate our financial condition and results of operations.

Impairment of Long-Lived Assets

Rental property held and used by us is reviewed for impairment in the event that facts and circumstances indicate the carrying amount of an asset may not be recoverable. In such an event, we compare the estimated future undiscounted cash flows associated with the asset to the asset’s carrying amount, and if less, recognize an impairment loss in an amount by which the carrying amount exceeds its fair value.  If we do not recognize impairments at appropriate times and in appropriate amounts, our consolidated balance sheet may overstate the value of our long-lived assets.  We believe that no impairment existed at December 31, 2008.

On a periodic basis, we assess whether there are any indicators that the value of our investments in unconsolidated joint ventures may be impaired.  An investment is impaired only if management’s estimate of the value of the investment is less than the carrying value of the investments, and such decline in value is deemed to be other than temporary.  To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the value of the investment.  Our estimates of value for each joint venture investment are based on a number of assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for tenants, changes in market rental rates and operating costs of the property.  As these factors are difficult to predict and are subject to future events that may alter our assumptions, the values estimated by us in our impairment analysis may not be realized.

Revenue Recognition

Base rentals are recognized on a straight-line basis over the term of the lease.  Substantially all leases contain provisions which provide additional rents based on each tenants’ sales volume (“percentage rentals”) and reimbursement of the tenants’ share of advertising and promotion, common area maintenance, insurance and real estate tax expenses. Percentage rentals are recognized when specified targets that trigger the contingent rent are met.  Expense reimbursements are recognized in the period the applicable expenses are incurred.  Payments received from the early termination of leases are recognized as revenue from the time payment is receivable until the tenant vacates the space.

New Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007) “Business Combinations”, or FAS 141R.  FAS 141R is effective for fiscal years beginning on or after December 15, 2008, which means that we adopted FAS 141R on January 1, 2009.  FAS 141R replaces FAS 141 “Business Combinations” and requires that the acquisition method of accounting (which FAS 141 called the purchase method) be used for all business combinations for which the acquisition date is on or after January 1, 2009, as well as for an acquirer to be identified for each business combination.  FAS 141R establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of financial statements to evaluate the nature and financial affects of the business combination.   On January 5, 2009, we acquired the remaining 50% interest in the Myrtle Beach Hwy 17 joint venture for a cash purchase price of $32.0 million, which was net of the assumption of the existing mortgage loan of $35.8 million.  The accounting for this acquisition of interest in a joint venture is covered by the guidance for FAS 141R.  See Note 18, Subsequent Events, for further explanation and details of the transaction.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, or FAS 160.  FAS 160 is effective for fiscal years beginning on or after December 15, 2008, which means that we will adopt FAS 160 on January 1, 2009.  This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  FAS 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated balance sheet and the noncontrolling interest's share of earnings is included in consolidated net income. The calculation of earnings per share will continue to be based on income amounts attributable to the controlling interest.  FAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing noncontrolling interests.  All other requirements of FAS 160 shall be applied prospectively.  The adoption of FAS 160 will not have a material effect on our consolidated financial statements.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”, or FAS 161.  FAS 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives.  FAS 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of FAS 133 have been applied, and the impact that hedging activities have on an entity’s financial position, financial performance, and cash flows.  FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  We currently provide many of the disclosures required by FAS 161 in our financial statements and therefore, we believe that upon adoption the only impact on our financial statements will be further enhancement of our disclosures.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”, or FSP 142-3.  FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of an identified intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets”, and requires expanded disclosure related to the determination of intangible asset useful lives.  FSP 142-3 is effective for fiscal years beginning after December 15, 2008.  We are currently evaluating the impact of adoption of FSP 142-3 on our consolidated financial position, results of operations and cash flows.

In May 2008, the FASB issued Staff Position No. APB 14-1,”Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion”, or FSP APB 14-1. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. Under FSP APB 14-1 the value assigned to the debt component must be the estimated fair value of a similar nonconvertible debt.  FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  Early adoption is not permitted. Retrospective application to all periods presented is required except for instruments that were not outstanding during any of the periods that will be presented in the annual financial statements for the period of adoption but were outstanding during an earlier period. The resulting debt discount is amortized over the period during which the debt is expected to be outstanding (i.e., through the first optional redemption date) as additional non-cash interest expense.  The adoption of FSP APB 14-1 on January 1, 2009 reduced net income by approximately $2.7 million, $2.5 million and $934,000 in each of the years ending December 31, 2008, 2007 and 2006, respectively.  See Note 2 of the consolidated financial statements for further discussion and details of the retrospective adoption.

In June 2008, the FASB issued Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” or FSP EITF 03-6-1.  FSP EITF 03-6-1 addresses whether instruments granted in share-based payment awards are participating securities prior to vesting, and therefore, need to be included in the earnings allocation when computing earnings per share under the two-class method as described in SFAS No. 128.  In accordance with FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.  The adoption of FSP EITF 03-6-1 decrease diluted earnings per unit by approximately $.04, $.03, $.02, $.02 and $.01 per unit in each of the years ending December 31, 2008, 2007, 2006, 2005 and 2004, respectively. See Note 2 of the consolidated financial statements for further discussion and details of the retrospective adoption.

Funds from Operations

Funds from Operations, or FFO, represents income before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by Generally Accepted Accounting Principles, or GAAP, which assumes that the value of real estate assets diminishes ratably over time.  Historically, however, real estate values have risen or fallen with market conditions.  Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results.  FFO is widely used by us and others in our industry to evaluate and price potential acquisition candidates.  The National Association of Real Estate Investment Trusts, Inc., of which we are a member, has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.  In addition, a percentage of bonus compensation to certain members of management is based on our FFO performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.  Some of these limitations are:

▪	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
▪	FFO does not reflect changes in, or cash requirements for, our working capital needs;
▪
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

▪	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and
▪	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our distribution paying capacity.  We compensate for these limitations by relying primarily on our GAAP results and using FFO only supplementally.

Below is a reconciliation of net income to FFO for the years ended December 31, 2008, 2007 and 2006 as well as other data for those respective periods (in thousands):
(As adjusted)	2008	2007	2006
Funds from Operations:
Net income	$ 29,718	$ 30,556	$ 42,699
Adjusted for:
Depreciation and amortization attributable to discontinued operations	---	145	307
Depreciation and amortization uniquely significant
to real estate – consolidated	61,965	63,506	56,747
Depreciation and amortization uniquely significant
to real estate – unconsolidated joint ventures	3,165	2,611	1,825
(Gain) loss on sale of real estate	---	(6)	(13,833)
Funds from operations (1)	94,848	96,812	87,745
Preferred unit distributions	(5,625)	(5,625)	(5,433)
Allocation to participating securities	(1,157)	(1,051)	(789)
Funds from operations available to common unitholders	$ 88,066	$ 90,136	$ 81,523
Weighted average units outstanding (2)	18,644	18,790	18,512

(1) The year ended December 31, 2006 includes gains on sales of outparcels of land of $402.
(2) Includes the dilutive effect of options and exchangeable notes.

Economic Conditions and Outlook

The majority of our leases contain provisions designed to mitigate the impact of inflation. Such provisions include clauses for the escalation of base rent and clauses enabling us to receive percentage rentals based on tenants’ gross sales (above predetermined levels, which we believe often are lower than traditional retail industry standards) which generally increase as prices rise.   Most of the leases require the tenant to pay their share of property operating expenses, including common area maintenance, real estate taxes, insurance and advertising and promotion, thereby reducing exposure to increases in costs and operating expenses resulting from inflation.

While we believe factory outlet stores will continue to be a profitable and fundamental distribution channel for many brand name manufacturers, some retail formats are more successful than others.  As typical in the retail industry, certain tenants have closed, or will close, certain stores by terminating their lease prior to its natural expiration or as a result of filing for protection under bankruptcy laws.

We renewed 82% of the 1,350,000 square feet that came up for renewal in 2008 with the existing tenants at a 17% increase in the average base rental rate compared to the expiring rate.  We also re-tenanted 492,000 square feet during 2008 at a 44% increase in the average base rental rate.

During 2009, we have approximately 1,498,000 square feet, or 16%, of our wholly-owned portfolio coming up for renewal.  If we were unable to successfully renew or release a significant amount of this space on favorable economic terms, the loss in rent could have a material adverse effect on our results of operations.

Existing tenants’ sales have remained stable and renewals by existing tenants have remained strong.  As of February 1, 2009, the existing tenants have already renewed approximately 648,000, or 43%, of the square feet scheduled to expire in 2009.  In addition, we continue to attract and retain additional tenants.  Our factory outlet centers typically include well-known, national, brand name companies.  By maintaining a broad base of creditworthy tenants and a geographically diverse portfolio of properties located across the United States, we reduce our operating and leasing risks. No one tenant (including affiliates) accounts for more than 6% of our combined base and percentage rental revenues.  Accordingly, we do not expect any material adverse impact on our results of operations and financial condition as a result of leases to be renewed or stores to be released.

However, in the first quarter of 2008, thirty-eight stores were vacated that were occupied by six tenants, representing a gross leasable area of approximately 236,000 square feet.  Sales for these tenants averaged only $165 per square foot, with an average base rental rate of $16 per square foot.  Approximately 60% of this space has now been released at base rental rates averaging 64% higher than the average rent being paid by the previous tenants.

During the second quarter of 2008 we had three tenants (Geoffrey Beene, Big Dog and Pepperidge Farms) announce plans to close stores throughout their outlet portfolios for various reasons.  Within our portfolio, this represents thirty-two stores containing approximately 93,000 square feet.  These stores represent some of the least productive stores in terms of sales per square foot in our portfolio and have average base rental rates of approximately $18.00 per square foot.  Slightly less than half of these stores closed before the end of 2008, and the remaining stores closed in January 2009.  Approximately 31% of this space has been released at base rental rates averaging 63% higher than the $18.00 average rent being paid by the previous tenants.

As a result of the current poor economic environment, we have received notice from a number of additional tenants of their plans to close stores.  These tenants include Pfaltzgraff, S&K Menswear, Koret, Sag Harbor and KB Toys.  The combined space occupied by these tenants represents forty-one stores totaling approximately 171,000 square feet, which representing approximately 2.0% of our wholly-owned portfolio.

Much of this space is being re-leased with substantial increases in base rental rates.  However, given current economic conditions it may take longer to re-lease the remaining space and more difficult to achieve similar increases in base rental rates.  Also, there may be additional tenants that have not informed us of their intentions and which may close stores in the coming year.  There can be no assurances that we will be able to re-lease such space.  While the timing of an economic recovery is unclear and these conditions may not improve quickly, we believe in our business and our long-term strategy.

As of both December 31, 2008 and 2007, occupancy at our wholly-owned centers was 97% and 98%, respectively.  Consistent with our long-term strategy of re-merchandising centers, we will continue to hold space off the market until an appropriate tenant is identified.  While we believe this strategy will add value to our centers in the long-term, it may reduce our average occupancy rates in the near term.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are exposed to various market risks, including changes in interest rates.  Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates.  We may periodically enter into certain interest rate protection and interest rate swap agreements to effectively convert floating rate debt to a fixed rate basis and to hedge anticipated future financings.  We do not enter into derivatives or other financial instruments for trading or speculative purposes.

In July 2008 and September 2008, we entered into LIBOR based interest rate swap agreements with Wells Fargo Bank, N.A. and BB&T for notional amounts of $118.0 million and $117.0 million, respectively.  The purpose of these swaps was to fix the interest rate on the $235.0 million outstanding under the term loan facility completed in June 2008.  The swaps fixed the one month LIBOR rate at 3.605% and 3.70%, respectively.  When combined with the current spread of 160 basis points which can vary based on changes in our debt ratings, these swap agreements fix our interest rate on the $235.0 million of variable rate debt at 5.25% until April 1, 2011. The fair value of the interest rate swap agreements represents the estimated receipts or payments that would be made to terminate the agreement.  At December 31, 2008, the fair value of these contracts was $11.8 million.  If the one month LIBOR rate decreased 1%, the fair value would be approximately $17.2 million.  The fair value is based on dealer quotes, considering current interest rates, remaining term to maturity and our credit standing.

As of December 31, 2008, 20% of our outstanding debt had variable interest rates that were not covered by an interest rate derivative agreement and was therefore subject to market fluctuations.  A change in the LIBOR rate of 100 basis points would result in an increase or decrease of approximately $1.6 million in interest expense on an annual basis.  The information presented herein is merely an estimate and has limited predictive value.  As a result, the ultimate effect upon our operating results of interest rate fluctuations will depend on the interest rate exposures that arise during the period, our hedging strategies at that time and future changes in the level of interest rates.

The estimated fair value of our debt, consisting of senior unsecured notes, exchangeable notes, unsecured term credit facilities and unsecured lines of credit, at December 31, 2008 and 2007 was $711.8 million and $723.3 million, respectively, and its recorded value was $786.9 million and $695.0 million, respectively.  A 1% increase from prevailing interest rates at December 31, 2008 and 2007 would result in a decrease in fair value of total debt of approximately $37.4 million and $38.2 million, respectively.  Fair values were determined, based on level 2 inputs as defined by FAS 157, using discounted cash flow analyses with an interest rate or credit spread similar to that of current market borrowing arrangements.